Exhibit 10.1

[*]	Indicates confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the commission.
AGREEMENT
     THIS AGREEMENT (“Agreement”) is made and entered into as of this 5th day of June, 2007 (the “Effective Date”), by and between Vehicle Manufacturers Services Inc. (“VMS”), located at 801 Motor Parkway, Hauppauge, New York 11788 and SkyTel, a division of Bell Industries, Inc., a California corporation (“SkyTel”), located at 500 Clinton Center Drive, Building Two, Clinton Mississippi 39056.
RECITALS
     A. The parties hereto are desirous of entering into a relationship aimed at selling and marketing the SkyGuard Products (as defined below) and the SkyGuard Service Agreement (as defined below) in the Automobile Industry (as defined below) in the Territory (as defined below) during the Term (as defined below).
     B. VMS is desirous of being appointed as SkyTel’s sole U.S. sales representative, with the exclusive right to market and sell the SkyGuard Products, and solicit subscriptions for and sell the SkyGuard Service Agreement, to third parties within the Automotive Industry, which include but are not limited to, all automotive manufacturers (OEM’s), automotive wholesalers, automotive retailers, automotive port facilities, automotive mass retailers (e.g., Pep Boys and Circuit City), and automotive consumers (end users), as well as recreational vehicles (e.g., ATVs, motorcycles, and RVs).
     C. SkyTel is desirous of making such an appointment and securing the services of VMS to market and sell its SkyGuard Products, and solicit subscriptions for and sell the SkyGuard Service Agreement, through VMS’s network of distribution in the Territory.
     NOW THEREFORE, based upon the foregoing and the mutual promises of the parties set forth herein, the parties hereto agree as follows:
ARTICLE I DEFINITIONS
     “Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.
     “Ancillary Products” means future warranty agreements and related ancillary products derived from the Subscriber base of SkyGuard.
     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person through the ownership of voting securities, by contract or otherwise.
     “Automotive Industry” means, without limitation, automobile manufacturers (OEMs), automotive wholesalers, automotive retailers, automotive port facilities, automotive mass retailers (e.g., Pep Boys and Circuit City), and automotive consumers (end users), as well as recreational vehicles (e.g., ATVs, motorcycles, and RVs).

     “Confidential Information” shall have the meaning set forth in Exhibit D, Section 3.2.
     “Dealer” means retail automotive dealers.
     “Dealerships” means retail automotive dealerships.
     “Device” means any wireless telemetry radio, along with required accessories, that SkyTel deems acceptable for use in connection with the Services.
     “Disclosing Party” shall have the meaning set forth in Exhibit D, Section 3.1.
     “Distributor” means (i) retail stores exclusively selling automotive parts, and (ii) automotive distributors that sell wholesale automotive-related products to Dealers, all of which shall be located within the United States.
     “Exclusivity Conditions” means those conditions set forth in Exhibit A hereto.
     “Fleethawk” means the SkyTel product and service sold under the trade name and/or trademark “Fleethawk” or some successor trade name and/or trademark, which is used, among other things, for tracking railroad cars, and airport and other vehicles.
     “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
     “Governing Board” shall have the meaning set forth in Section 6.01.
     “Governmental Entity” means any United States federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).
     “GPRS Network” means the network selected by SkyTel to transport data produced by the Device, or received by the Device. SkyTel at its sole discretion may choose which network most effectively transports the data. SkyTel retains sole control and authority over the content, format, frequency and use of information from any network selected into, or from, the Devices.
     “Person” means any individual, corporation, firm, partnership, joint venture, association or other entity, in each case whether or not having a separate legal identity.
     “Products” shall mean collectively the Devices and accessories related to the Devices as described in the SkyGuard Service Agreement offered for sale by SkyTel.
     “Receiving Party” shall have the meaning set forth in Exhibit D, Section 3.1.
     “Services” means the wireless automated motor vehicle and related service offerings provided by or through SkyTel in the United States over the SkyTel Network and wireless networks owned and operated by third parties pursuant to the SkyGuard Service Agreement, or substantially similar document between SkyTel and the Subscriber, but specifically not including any other wireless messaging services, devices or related products available through SkyTel.

     “SkyGuard” means a business unit of Bell Industries which is a subdivision of SkyTel.
     “SkyGuard Accounting Ledger” shall have the meaning set forth in Section 8.01.
     “SkyGuard Service Agreement” means the agreement that each Subscriber shall be required to execute with SkyTel, whether directly via SkyTel, or through any agent, subagent or authorized third-party of SkyTel, which will establish the terms and conditions under which the parties shall conduct business, and which at a minimum shall provide for a twelve (12) month service commitment associated with each Device activated, with corresponding penalties associated with any early termination or deactivation.
     “SkyTel Mark(s)” means the trade names, trademarks, logos and service marks owned by or licensed to SkyTel and provided to VMS by SkyTel from time to time, as initially set forth on Exhibit C attached hereto.
     “SkyTel Network” means, for purposes of this Agreement only, the two-way wireless messaging systems operated by SkyTel in the United States.
     “Subscriber” shall have the meaning set forth in Section 2.03 and means any Person who has subscribed to the Services and is the actual user of the Services offered hereunder.
     “Term” shall have the meaning set forth in Section 2.02.
     “Territory” shall mean the geographic area(s) throughout the United States, including Alaska, Hawaii and its territories, where either the SkyTel Network or through a contractual arrangement between SkyTel and a third party a GPRS Network, is available and operational and as either may be modified from time to time by either SkyTel or the third party.
     “VMS Fee” means the results of the accounting formula set forth in Exhibit E hereto.
ARTICLE II GENERAL PROVISIONS
     2.01 Business Purpose; Appointment. The business purpose of this Agreement is to set forth the agreement by and between the parties pursuant to how each party hereto shall diligently and in good faith, develop and promote the SkyGuard Products and SkyGuard Service Agreement and the Ancillary Products within the Automotive Industry throughout the Territory during the Term. Subject to the ongoing satisfaction of the Exclusivity Conditions set forth on Exhibit A, SkyTel appoints VMS as SkyTel’s exclusive sales representative in the Automotive Industry in the Territory, to promote, market and sell the SkyGuard Products, and solicit subscriptions for and sell the SkyGuard Service Agreement, in accordance with the terms and conditions set forth herein, and VMS accepts such appointment. Notwithstanding anything to the contrary herein, (i) except as expressly provided herein, this Agreement does not grant VMS an exclusive right or privilege to assist SkyTel in the solicitation of other SkyTel products; (ii) VMS shall have no claim to financial distribution or other compensation on account of any other SkyTel business secured by or through persons other than VMS; (iii) VMS requests and warrants that it will not undertake any efforts, directly or indirectly, with a goal of selling any products reasonably believed to be competitive to any SkyTel product in the Automotive Industry in the Territory, and (iv) SkyTel expressly reserves the right to promote, solicit, market and sell other SkyTel products, including without limitation its Fleethawk product and related services, as well as other wireless messaging.
     2.02 Term of the Agreement. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Agreement, shall continue in existence for an initial term of [*] years, which term shall automatically renew for subsequent [*] year renewal terms unless either party delivers to the other party written notice of its intent not to renew at least twelve (12) months prior to the expiration of the then-current term.
     2.03 Subscriber Status. The parties acknowledge that all end-users secured through this relationship (“Subscribers”) shall be SkyTel Subscribers. SkyTel shall at all times have access to the Subscriber base and all related Subscriber information created in accordance with this Agreement. VMS shall similarly have access to the Subscriber base and all related Subscriber information. Upon activation of the Service for the Subscriber and execution by Subscriber of the SkyGuard Service Agreement, a vendor/customer relationship shall be established between SkyTel and such Subscriber. Access to the Subscriber base notwithstanding, and independent of whether or not VMS chooses to characterize Subscribers as customers, any Subscriber acquired under this Agreement shall be a SkyTel customer. VMS shall not take any action to cause a Subscriber to transfer its then active service account or business from SkyTel to any other competitive service or system. Such prohibited actions include, but are not limited to, providing such Persons with any name, address, telephone number or other identifying information concerning or relating to any one or more Subscribers.
     2.04 New Business. The parties further agree that as other business opportunities arise within the pool of Subscribers attained through the efforts of the parties, then the parties will present the opportunity to the Governing Board for its recommendations to attempt to ensure that no independent action taken by either party inadvertently results in a detriment or disruption to the work undertaken hereunder. Decisions made by the Governing Board shall be in accordance with the following general guidelines:
          (a) With respect to SkyTel and VMS separately, all pre-existing revenue streams and losses attributed to customers in place at the time of the Effective Date of this Agreement shall remain outside the reach of this Agreement.
          (b) The SkyGuard Accounting Ledger will be managed by the internal financial department of Bell Industries, Inc. with VMS having full audit rights as outlined in this Agreement. SkyTel shall pay VMS the VMS Fee on Bell Industries, Inc. checks.
          (c) All profits and losses incurred by either party as a result of activities undertaken outside this Agreement, and without the use of any Subscriber or other data created by the parties and their activities under this Agreement, shall not be run through the SkyGuard Accounting Ledger and shall be solely attributable to the party undertaking such outside activity.

          (d) All profits and losses incurred by either party as a result of activities undertaken outside this Agreement but which are undertaken through the use of any Subscriber and other data created by the parties and their activities under this Agreement, including but not limited to Subscriber lists, shall be governed by this Agreement; provided, however, the parties agree such outside activity shall be presented to the Governing Board for review and recommendation of appropriate fees and offsets to be paid or not paid by SkyTel and VMS.
     2.05 Trademarks and Logos. SkyTel hereby grants to VMS a non-exclusive, non-transferable license, during the term of this Agreement, to use the SkyTel Marks identified in Exhibit C, as amended from time to time, solely in connection with the marketing, advertisement and promotion of the Products and the SkyGuard Service Agreement as contemplated herein. VMS’s use of the SkyTel Marks and any marketing materials prepared outside this Agreement regarding the SkyGuard Product and/or Services shall at all times be subject to the prior written approval of SkyTel. VMS shall comply with all guidelines provided by SkyTel with respect to the graphic reproduction and use of the SkyTel Marks. This license may not be sub-licensed, assigned or otherwise transferred by VMS to any third Person without the express prior written consent of SkyTel, and shall terminate upon a change of control of VMS without the prior written consent of SkyTel. The license granted by SkyTel to VMS hereunder shall automatically and immediately terminate upon any termination of this Agreement. The license granted to VMS herein is subject to the reservation in SkyTel of all right, title and interest in and to the SkyTel Marks. The SkyTel Marks are the valid and exclusive property of SkyTel, and VMS’s right to use the SkyTel Marks is limited to and arises only out of the license granted hereunder. VMS shall not assert the invalidity, unenforceability, or contest the ownership by SkyTel of the SkyTel Marks in any action or proceeding of whatever kind or nature, and shall not take any action that may prejudice SkyTel’s rights in the SkyTel Marks, render the same generic, or otherwise weaken their validity or diminish their associated goodwill.
     2.06 Other Instruments. The parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.
ARTICLE III [PURPOSELY DELETED]
ARTICLE IV OBLIGATIONS OF THE PARTIES
     4.01 With regard to the start-up of the activities contemplated by this Agreement, the parties recognize that each has incurred various historical expenses in the course of bringing their respective contributions to this Agreement. By way of example, but not limitation, SkyTel has incurred expenses in the development of the current version of SkyGuard Product and Services, and VMS has incurred expenses in the establishment of its distribution network. Going forward, the parties agree that their respective responsibilities are as set forth in Exhibit B hereto, and the following guiding principals shall be adhered to as additional investment and expenses are incurred in the furtherance of this Agreement:

          (a) With regard to the establishment of sufficient on-going Device inventory levels, the parties shall work in good faith with one another to make decisions on when, with whom or which and at what volumes Devices should be procured. SkyTel shall then issue the appropriate purchase orders, and VMS shall perform its obligations hereunder to ensure collection of the fees associated with the sale of the Devices by the various Distributors within ninety (90) days of the date the Distributor is invoiced. Within one hundred (100) days of such invoice, funds attributed to the efforts of the parties hereunder shall be provided to SkyTel and credited in the SkyGuard Accounting Ledger. From the SkyGuard Accounting Ledger, SkyTel shall be reimbursed for all appropriate expenses, documented in accordance with standard accounting practices, including by way of example, reimbursement for the initial costs associated with the purchase of the Devices, ensuring that SkyTel is made whole for its upfront investment in the Device inventory.
          (b) Notwithstanding the process outlined in (a) above for on-going Device inventory levels, specifically regarding the task of establishing the initial inventory of ten thousand (10,000) Devices, SkyTel shall issue the purchase order for the Devices and VMS shall undertake its normal responsibilities at collecting the fees associated with the sale of the Devices; provided, however, if for any reason the Device launch is not successful and the entire inventory of ten thousand (10,000) Devices is not timely sold during the one year period from the Effective Date, and SkyTel is not reimbursed for its out-of-pocket expenses within the aforementioned time frames, then VMS agrees that it will become financially responsible for one-half of the Device units that are not sold and for which no fees are collected, up to a maximum of five thousand (5,000) Devices.
          (c) All other financial responsibilities from the activities of the parties hereunder will be the responsibility of SkyTel, and SkyTel will pay VMS the VMS Fee from its SkyGuard operations. To this end, the parties agree to act in good faith to present extraordinary expenses to the Governing Board for review and discussion prior to incurring any such expenses. Examples of extraordinary expenses might include, but not be limited to, initial marketing expenses associated with initial development and preparation of Product and Service mailers, print layouts for magazine and trade journals, kiosks and other materials to be made available to the Distributors.
     4.02 The parties shall divide responsibilities generally as set forth below, and more specifically as set forth in Exhibit B attached hereto.
          (a) VMS shall be responsible for investigating and pursuing alternate Product manufacturing and Product sourcing vendors, creating and/or maintaining the operating infrastructure to support the billing and collection process as well as administering the integrity of the processes, as mutually agreed to by the parties. VMS will also use good faith efforts to establish and maintain a network of distribution to effectuate the sales of the SkyGuard Products and SkyGuard Service Agreement within the Automobile Industry.
          (b) SkyTel will undertake to have basic advertising and marketing support to launch the SkyGuard Product, and will further undertake all commercially reasonable research and development activities to support and maintain SkyGuard’s competitive edge within the Product space.

ARTICLE V BOOKS AND DISCLOSURES
     5.01 Disclosure. VMS and SkyTel agree that in an effort to establish the true and actual revenue/profit opportunities, they will make full disclosure to each other on all internal and external costs of all Products and Services comprising the SkyGuard Product offering, including without limitation all sales, marketing and distribution costs and expenses with respect hereto. SkyTel will pay VMS the VMS Fee for all ancillary Product offerings directly related to the basic SkyGuard Product. Accordingly, commencing on the Effective Date and ending on the effective termination of this Agreement, all profits, losses and other allocations hereunder shall be the responsibility of and accrue to SkyTel, and SkyTel will pay VMS the VMS Fee.
     5.02 Books. The parties shall each keep adequate books and records at their primary places of business, setting forth a true and accurate account of all business transactions arising out of and in connection with their conduct hereunder. The parties agree that no less frequently than once a monthly basis, within thirty (30) days of the end of each calendar month, it shall have its financial advisors perform an analysis of the accounts to determine the profitability of the activities undertaken. Notwithstanding the foregoing, unless otherwise agreed by three (3) or more members of the Governing Board, the VMS Fee shall be paid to VMS calendar quarterly from the Effective Date until June 30, 2008, and on the last day of each calendar month thereafter.
ARTICLE VI GOVERNING BOARD
     6.01 Business of the Venture.
     General management of the activities hereunder shall be conducted by a Governing Board (the “Governing Board”) which shall consist of two (2) representatives from each entity. The initial members of such Governing Board shall be:

VMS:	1)	George Wafer	SkyTel:	1)	Kevin Thimjon
	2)	Angelo Addesso		2)	Jim Myers
     The Governing Board shall meet as frequently as necessary and prudent to faithfully make recommendations with respect to the operations of the parties hereunder, but no less frequently than monthly on a recurring date mutually agreed to by the parties during the first year following the Effective Date, and quarterly on a recurring date mutually agreed to by the parties thereafter. Notwithstanding the authority of the Governing Board, the parties recognize that certain parties need to be authorized to exercise authority over certain decisions and areas of the business operations without first receiving advice from the Governing Board. To facilitate the need for such management efficiencies, the Governing Board may recommend periodic delegations of authority to one of the parties which are limited in scope and duration, consistent with the particular task to be undertaken. Notwithstanding any such recommended delegation, whether or not adopted by the parties, each party shall still owe a duty to the other party and the purpose of this Agreement to act in good faith and to make prudent business decisions, and to return to the Governing Board to discuss any issue reasonably believed to be beyond the scope of the recommended delegation.

ARTICLE VII AGREEMENTS WITH THIRD PARTIES AND WITH AFFILIATES
     7.01 Validity of Transactions. Affiliates of the parties to this Agreement may be engaged to perform services in connection with the activities pursued under this Agreement. The validity of any transaction, agreement or payment involving any such Affiliate of a party to this Agreement otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between them and such Affiliates or the approval of said transactions, agreement or payment.
     7.02 Other Business of the Parties to this Agreement. The parties to this Agreement and their respective Affiliates may have interests in businesses other than the business to be conducted under this Agreement and reference is made to Section 2.04 hereunder regarding any claim to profits or losses derived from such other business interests.
ARTICLE VIII DEPOSITS, EXPENSES & DISTRIBUTIONS
     8.01 As a part of the establishment of the relationship between the parties contemplated hereunder, SkyTel will establish a stand-alone general ledger (“SkyGuard Accounting Ledger”), which will be maintained on an accrual basis in accordance with GAAP. All payments to VMS of the VMS Fee will be paid through the SkyGuard Accounting Ledger. In connection with the activities to be undertaken hereunder, SkyTel will be responsible for providing the Products and SkyGuard Service Agreement which VMS will introduce to Distributors. Those Distributors will sell the Products and provide the SkyGuard Service Agreement to Dealerships, which Products and SkyGuard Service Agreement those Dealerships will ultimately offer and sell to Subscribers. The Subscriber will pay the Dealership, which will pay the Distributor, which will forward the funds to SkyTel, which will record such payments in the SkyGuard Accounting Ledger.
ARTICLE IX INDEMNIFICATION OF THE PARTIES
     9.01 The parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of the relationship between the parties and such course of conduct did not constitute negligence or misconduct. Each party shall defend, indemnify and hold the other harmless from any and all actions, causes of action, claims, demands, costs (including reasonable attorneys’ fees), liabilities, expenses and damages arising out of or in connection with (i) any bodily injury or damage to property occasioned by the acts or omissions of the indemnifying party or its employees or agents, and (ii) the violation by the indemnifying party of any federal, state or local law, rule or regulation, all in connection with the activities to be pursued hereunder.
     9.02 Third Party Claims.
     Promptly after the receipt by any party seeking indemnification of notice of the commencement of any Action against such party by a third party, such party seeking indemnification (the “Indemnified Party”) shall, if a claim with respect thereto is or may be made against any indemnifying party pursuant to this Article IX, give such indemnifying party written notice thereof. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the absolute right after the receipt of notice to defend against, negotiate, settle or otherwise deal with such Action, at such Indemnifying Party’s expense and with counsel of its choice, provided that the Indemnifying Party so notifies the Indemnified Party that it will defend such Action within fifteen (15) days after receipt of such notice and commences the defense of such Action; provided, however, Indemnified Party may participate in any such proceeding with counsel of its choice and at its sole cost and expense and the Indemnifying Party shall not settle any such Action unless Indemnified Party is fully released without any admission of liability, and the Indemnified Party is not otherwise obligated to undertake any action, or restricted in taking any action by the terms of such settlement. If the Indemnifying Party does not elect to assume the defense of such Action in accordance with the terms of this Section 9.02, the Indemnified Party shall have the right to defend such Action with counsel of its choice and the Indemnifying Party will reimburse the Indemnified Party for the costs thereof, including reasonable attorneys’ fees and expenses incurred. The Indemnifying Party will not be liable for any judgment or settlement with respect to such Action effected without its prior written consent. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such indemnity claim.
     9.03 Direct Claims.
     Any claim by an Indemnified Party for indemnification other than indemnification against a third party pursuant to Section 9.02 above (a “Direct Claim”), claims for enforcement of violations for which the enforcement provisions of the Confidentiality Agreement shall apply) and claims for violation of any provision of Exhibit A (which shall be enforced pursuant to the terms of the Exclusivity Conditions), will be asserted by giving the Indemnifying Party written notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days (the “Response Period”) within which to respond in writing to such Direct Claim. If the Indemnifying Party does not respond (or does so respond but does not agree to pay such Direct Claim in full) within the Response Period, the Indemnifying Party will be deemed to have rejected such claim, and the Indemnifying Party or the Indemnified Party may refer such dispute to arbitration by written notice to the other party within ten (10) days after the expiration of the Response Period (the “Arbitration Referral Period”). Subject to the last sentence hereof, if the matter is referred to arbitration within the Arbitration Referral Period, arbitration of such matter shall be mandatory in accordance with this Section 9.03 and each party shall select an arbitrator and the two so selected shall agree on a third arbitrator from a panel of arbitrators selected by the American Arbitration Association. In default of a party’s selection of an arbitrator as required, the American Arbitration Association may select the arbitrator of the non-selecting party. The arbitration shall be pursuant to the Rules of the American Arbitration Association and shall be conducted in Los Angeles, California. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction. As part of such award, the arbitrators shall establish their fees and expenses in connection therewith and allocate such fees and expenses between the parties, who shall promptly pay their allocable shares. Any award shall be a conclusive determination of the matter, and may be confirmed or enforced by either party in any court of competent jurisdiction by the filing of an appropriate action, and each party shall be deemed to have conclusively waived any and all defenses against enforcement. If neither party properly refers the matter to arbitration prior to the expiration of the Arbitration Referral Period, or to the extent a party hereto seeks equitable remedies or an injunction, then the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at law or in equity.
ARTICLE X DISSOLUTION
     10.01 Events of Default. Upon the occurrence of an event of default, the party not in default shall have the right to immediately terminate this Agreement upon the failure of the defaulting party to cure such default within thirty (30) days following receipt of written notice of such default from the party not in default. As used herein, the term “event of default” shall mean (i) the failure by a party to observe or perform in any material respect any of the covenants or agreements contained in this Agreement; or (ii) a party’s insolvency, assignment for the benefit of creditors, appointment or sufferance of appointment of a trustee, receiver or similar officer, or any voluntary or involuntary proceeding seeking reorganization, rehabilitation, liquidation or similar relief under bankruptcy, insolvency or similar debtor relief statutes. In the event of any default arising from an incident of fraud, related either as to Product marketing or representation, activations of Subscribers, accounting or other services provided by either party or its designees in connection with the activities contemplated by this Agreement, then the party not in default shall have the right to immediately terminate this Agreement upon the failure of the defaulting party to cure such default within fifteen (15) days following receipt of written notice of such default from the party not in default. Any termination of this Agreement shall include but not be limited to the termination of the license to use the SkyTel Marks as well as any right to any future profits.
     10.02 Notice of Non-Renewal. Either party may deliver written notice to the other party of its intent not to renew the Agreement at least twelve (12) months prior to the expiration of the then-current term.
     10.03 [Purposely Deleted]
     10.04 For Cause. Either party may deliver written notice to the other party of its intent to terminate this Agreement with “cause”. The term “cause” shall mean (i) the material breach of this Agreement by the other party which is not cured (if curable) within thirty (30) days of the other party’s receipt of notice from the party describing in detail the nature of such material breach. If a party terminates this Agreement with cause, the terminating party shall have no further financial obligation to the other party except for outstanding obligations to pay the VMS Fees that accrued prior to the effective date of termination of this Agreement.
     10.05 Buy-Out. At any time following the end of the seventh (7th) anniversary of the Effective Date, SkyTel shall be entitled to terminate this Agreement upon written notice to VMS, in consideration of a lump sum payment calculated as follows:
     a) If the termination right is exercised between May 31, [*] and May 31, [*], the termination fee that SkyTel shall pay to VMS shall be [*] times the trailing twelve (12) month VMS Fee.

     b) If the termination right is exercised at any time after May 31, [*], the termination fee that SkyTel shall pay to VMS shall be [*] times the trailing twelve (12) month VMS Fee.
     10.06 Ongoing Obligations. Upon any termination of this Agreement, SkyTel and VMS shall be released from all obligations and liabilities to the other occurring or arising after the effective date of such termination or the transactions contemplated hereby, except with respect to those obligations which by their nature are designed to survive termination; provided, however, that no such termination will relieve either party from any amount due and owing hereunder or any liability arising from any breach of this Agreement. Termination of this Agreement shall not affect or diminish either party’s obligation to make payment to the other party pursuant to the terms herein, and such obligation shall survive termination of this Agreement. Upon any termination of this Agreement all rights and licenses granted by SkyTel to VMS hereunder shall immediately and automatically terminate, and VMS shall within ten (10) days return to SkyTel all Confidential Information, and all copies thereof, in its possession, custody and control and shall cease all use of the SkyTel Marks.
ARTICLE XI TERMS AND CONDITIONS
     11.01 The Terms and Conditions attached hereto as Exhibit D (the “Terms and Conditions”) are hereby incorporated by reference hereto in its entirety and, as used herein and in the Terms and Conditions, the term “Agreement” shall mean collectively this Agreement and the Terms and Conditions. Terms defined in the Terms and Conditions are used herein as therein defined, unless otherwise indicated.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SKYTEL,
A DIVISION OF BELL INDUSTRIES, INC.		VEHICILE MANUFACTURERS SERVICES, INC.

By:	/s/ Kevin J. Thimjon	By:	/s/ George Wafer

	Kevin J. Thimjon, CFO		George Wafer, CEO
	[Print Name and Title]		[Print Name and Title]

EXHIBIT “A”
EXCLUSIVITY CONDITIONS
     VMS, for the Term of this Agreement, provided it is not in default or breach of this Agreement, shall be granted exclusivity to market and sell, directly or indirectly, the Devices and the SkyGuard Service Agreement and the Ancillary Products to Dealers and Distributors that supply those Dealerships with aftermarket products, and related items.
     Subject to the provisions of this Agreement, VMS warrants that for the Term of this Agreement and one-year thereafter, VMS shall not directly offer, develop, support, or indirectly offer, develop, support products, services, product extensions, upgrades or similar as defined by this Agreement, nor shall it, and/or its Affiliates offer, cause to be offered, develop, or otherwise support, any products, services, or related, that may be deemed to compete or serve as an alternative to the Products and/or Services defined or developed under the auspices of this Agreement, and VMS and/or its Affiliates will not sell and/or market products or services similar to the SkyGuard Products and/or Services in the Automotive Industry, nor will it directly or indirectly cause or encourage others to offer a product or service that would reasonably be considered to be competing with the SkyGuard Product or Services.
     SkyTel shall be entitled to obtain equitable relief to protect its interests herein, including without limitation injunctive relief, as well as monetary damages, without the need to prove actual damages or for the posting of a bond.

A-1

EXHIBIT “B”
RESPONSIBILITIES OF THE PARTIES
Responsibilities of VMS:
     Program Management: VMS shall be responsible for developing the Device and Service distribution network, and Ancillary Products, providing assistance in developing the supply chain for the Devices, which includes but is not limited to, providing input on the selection of appropriate manufacturers, training for those manufacturers, and assisting in the ongoing device and cost engineering of the Devices to ensure they remain market competitive.
     Distribution Support: VMS shall be the primary point of contact and facilitator for introduction to, process development for, measurement of, and management of the alliance partners. These activities shall consist of, but not be limited to, developing a distributor network for the Devices and Services, identifying and securing OEM partners to ultimately secure installation of the Device during the vehicle manufacturing process, developing appropriate insurance products and obtaining all legal, regulatory, and other certifications, clearances, permits, and related permissions to offer any products or services that could be defined as insurance products or services; similarly, VMS shall also be responsible for all clearances, permits, regulatory approvals, and related governmental permissions to offer security products. Finally, VMS shall be responsible for directing, managing and assuring efficient cost of operations and quality of Product for all manufacturers selected to support this Agreement.
     Distributor Training: VMS and its agents and subagents shall be responsible for all training of Dealers and as appropriate, Distributors, to include but not be limited to sales training, operational training, Truth-in-Lending and other legal disclosure training, technical training, features training, and other such activities as necessary to ensure Dealers and Distributors are prepared to meeting their responsibilities to support the product prior to, during, and post installation and activation. SkyTel retains the right to review any such training materials to ensure accurate representation of the features and functionality of the SkyGuard Product. VMS accepts sole responsibility for training Dealers, agents, subagents, related parties as appropriate, and Distributors on any and all relevant Federal, State, Local and other jurisdictions laws, regulations and other requirements. SkyTel undertakes no obligations in this area.
     Dealer Integrity: VMS acknowledges that it is fully responsible for the acceptance of applications from Distributors found by VMS to be qualified to perform the obligations called for by this Agreement. The parties agree and acknowledge that SkyTel shall at all times maintain the absolute discretion to refuse to conduct business with a Distributor it finds unacceptable and to refuse to conduct business with any Subscriber and/or to disconnect previously activated Service to any Subscriber if it is determined that the SkyGuard Service Agreement was entered into under allegations of fraud or misconduct on the part of the Distributor or the Subscriber, including but not limited to any modification to the SkyGuard Service Agreement without the prior written consent and approval of SkyTel. By way of example but not limitation, a Distributor shall be unacceptable if it is found not to be creditworthy, has a poor D&B or similar business rating, or has any claims or convictions involving allegations of fraud, lying or dishonesty.

B-1

Responsibilities of SkyTel:
     General. SkyTel shall, at all times, have the sole and exclusive control and authority over the design, construction, development, management, operation and maintenance of the SkyTel Network and the contractual relationships deemed by it to be necessary to enable adequate GPRS Network coverage, as well as the Products. SkyTel shall provide Subscribers access to the appropriate network(s) and the Products, all in accordance with the terms and conditions of the SkyGuard Service Agreement to be executed by the Subscribers. SkyTel shall also have sole and exclusive control and ownership of the Products and any modifications, upgrades, and or changes made to the Products. SkyTel shall ensure that the Services provided to Subscribers shall be of at least the grade and quality of like services provided by SkyTel to its other customers.
     Compliance with Laws. SkyTel warrants that the Products, as sold to VMS, will be in full compliance with applicable laws, standards, codes and regulations, duly marked and labeled, and suitable for distribution by VMS.
     Financial Management. SkyTel warrants that it shall be responsible for performing all accounting related to the SkyGuard Accounting Ledger, including without limitation tracking accounts receivable and accounts payable, preparing monthly and/or quarterly statements for the Board of Advisors, as applicable, within thirty (30) days of the end of each calendar month or calendar quarter, as applicable.

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EXHIBIT “C”
SKYTEL MARKS
U.S. Registered Trademark
SkyTel®
SkyTel logo®
SkyGuardSM
SkyGuard logoSM

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EXHIBIT “D”
TERMS AND CONDITIONS
     1. Representations and Warranties; Disclaimer of Warranties and Limitation of Liabilities.
          1.1 Representations and Warranties. Each party represents and warrants to the other that (a) it is duly organized, validly existing and in good standing under the laws of the state of its organization; (b) it has all requisite power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement; (c) this Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of such party enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors’ rights; and (d) the execution, delivery and performance of and compliance with this Agreement does not and will not conflict with, constitute a default under, nor result in any violation of (i) its certificate of incorporation, bylaws or other such governing documents, (ii) any term or provision of any mortgage, indenture, contract, agreement, instrument, judgment or decree, or (iii) any order, statute, rule or regulation applicable to such party, which violation would have a material adverse effect on its business or properties.
          1.2 Disclaimer of Warranties and Limitation of Liabilities.
               (a) VMS ASSUMES RESPONSIBILITY FOR THE SELECTION OF THE PRODUCT TO ACHIEVE ANY INTENDED RESULTS, AND FOR THE PROPER INSTALLATION, USE, AND RESULTS OBTAINED BY THE PRODUCTS AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SKYTEL MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PRODUCTS, ANY SOFTWARE EMBEDDED IN OR INTEGRAL TO THE PRODUCTS, OR THE WIRELESS MESSAGING NETWORKS, AND HEREBY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, DURABILITY, PERFORMANCE AND QUALITY, AND ANY WARRANTY OF FITNESS FOR A PARTICULAR USE OR PURPOSE.
               (b) NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR TO ANY OTHER PERSON FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF USE OR LOST BUSINESS, REVENUE, PROFITS, GOODWILL OR ANY OTHER PECUNIARY LOSS, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PRODUCTS, ANY SOFTWARE AND/OR THE INTENDED USE THEREOF, OR THAT RESULT FROM OR ARISE OUT OF ANY MISTAKES, ERRORS, OMISSIONS, INTERRUPTIONS, DEFECTS, DELAYS IN OPERATION, OR TRANSMISSION, OR ANY FAILURE OF PERFORMANCE, UNDER ANY THEORY OF TORT, CONTRACT, WARRANTY, STRICT LIABILITY OR NEGLIGENCE, EVEN IF SUCH PARTY HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBLITY OF SUCH DAMAGES.

               (c) WITHOUT LIMITING SUBSECTION (b) ABOVE, THE TOTAL LIABILITY OF EITHER PARTY TO THE OTHER IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO THE HIGHER OF ONE MILLION DOLLARS ($1,000,000) AND THE TRAILING TWELVE (12) MONTH REVENUES OF SKYGUARD. THE FOREGOING LIMITATION SHALL APPLY TO ALL CAUSES OF ACTION AND CLAIMS, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS. THE PARTIES ACKNOWLEDGE THE REASONABLENESS OF THE FOREGOING DISCLAIMERS AND LIMITATIONS OF LIABILITY.
     2. Insurance. Each party shall maintain in full force and effect during the term of this Agreement general commercial liability insurance coverage in an amount of at least One Million dollars ($1,000,000.00) and in a form that is standard for the type of business operations contemplated by this Agreement. Immediately following the execution of this Agreement by the parties and upon request thereafter, each party will provide the other with one (1) certificate of insurance which names such other party as an additional insured.
     3. Confidentiality.
          3.1 Obligation. Except as herein provided, each party who receives (the “Receiving Party”) Confidential Information from the other party (the “Disclosing Party”) agrees that all such Confidential Information is and shall remain the Confidential Information and sole property of the Disclosing Party. Except as may be required by law or by court order or as may be reasonably required by any governmental agency or authority, the Receiving Party agrees: (a) to keep confidential all such Confidential Information, and to use the same only for the purposes of this Agreement, (b) that it will not disclose or permit dissemination of, and will take all necessary action to prevent the duplication, dissemination or disclosure of, Confidential Information to any third parties, including, without limitation, customers, consultants, financial lending institutions or business advisors, without the prior written consent of the Disclosing Party, and (c) that any dissemination of Confidential Information to its officers, directors, employees or agents shall be subject to the provisions of this Agreement, made only to carry out the purposes of this Agreement and limited to the maximum extent possible consistent with carrying out such purposes. Upon termination of this Agreement or earlier request of the Disclosing Party, all such Confidential Information and any copies thereof in any medium in the possession of the Receiving Party shall be returned to the Disclosing Party or destroyed in a manner satisfactory to the Disclosing Party.
          3.2 Definition. “Confidential Information” shall include any business, marketing, sales, financial or technical information, including, without limitation, any information relating to present or future business affairs, operations, methods, techniques, operations or financial condition, and all other information of any kind which may reasonably be considered confidential or proprietary, disclosed by one party (the “Disclosing Party”) to the other (the “Receiving Party”), whether such information is written or oral, because of legends or other markings which is designated or identified as “confidential”, “proprietary” or in some other manner to indicate its confidential nature. In addition, such Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual or other means. Confidential Information shall not include any information which: (a) is known to the Receiving Party prior to disclosure by the Disclosing Party; (b) is or becomes known to any persons not under an obligation of confidentiality to the Disclosing Party, other than by the Receiving Party’s breach of this Agreement; (c) is developed independently by the Receiving Party; or (d) is disclosed to the Receiving Party by a third party whose disclosure, to the knowledge of the Receiving Party, would not violate any confidentiality obligation of such third party to the Disclosing Party.
     4. SkyTel and Subscriber Privacy. VMS will respect the privacy of SkyTel and the Subscribers. VMS will employ commercially accepted security procedures and other reasonable means to ensure privacy of SkyTel’s and Subscribers’ data, system transactions and business practices, and will not use this information nor make the information available to others without written consent from SkyTel and the affected Subscriber as applicable. Such information shall be deemed to be SkyTel’s “Confidential Information” (as such term is defined above). Without limiting the generality of the foregoing, VMS shall not use or disclose personal information of Subscribers collected or obtained through the Subscriber account activation process, including without limitation Subscriber account information or any information protected by privacy laws, without the prior written approval of the affected Subscriber, nor in a manner that violates any privacy or other legal rights of such Subscriber. VMS shall comply with the privacy policy adopted by SkyTel and posted on SkyTel’s web site at www.skytel.com, as such privacy policy may be modified from time to time. VMS shall also ensure that its Affiliates, and its and their Subagents, agents, distributors and resellers, adhere to the restrictions on use and disclosure of information contained herein.
     5. Notice. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by a recognized overnight courier or United States mail, and shall be deemed to have been received when (a) delivered in person, (b) one (1) business day after delivery to the office of such overnight courier service, or (c) three (3) business days after depositing the notice in the United States mail with postage prepaid and properly addressed to the other party, at the following respective addresses:
     To SkyTel: To the attention of the Director of Strategic Relations, with a copy to the Legal Department at:

If by United States mail:	SkyTel
Post Office Box 2469
Jackson, Mississippi 39225-2469

And

Bell Industries, Inc.
8888 Keystone Crossing, Suite 1700
Indianapolis, IN 46240

If by overnight courier:	SkyTel
500 Clinton Center Drive
3rd Floor, Building # 2
Clinton, Mississippi 39056

To VMS: The address on file with SkyTel for VMS as follows:

Vehicle Manufacturer’s Inc.
801 Motor Parkway, Suite 200
Hauppauge, New York 11788
Telephone: (631) 851-1700
Attention: George Wafer, Chairman and CEO
or to such other address or addresses as either party may from time to time designate as to itself by like notice.
     6. Arbitration. Except as otherwise provided in Section 9.03 of this Agreement, any dispute arising out of or related to this Agreement, inclusive of decisions by the Governing Board or in the event of any impasse which cannot be resolved by negotiation, will be settled by binding arbitration in accordance with the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. The parties will share the costs of the arbitration proceedings, including the fees and expenses of the arbitrator, equally unless the arbitration award provides otherwise. Each party will bear the cost of preparing and presenting its case. All arbitration proceedings will be held at the location in the United States designated by the party seeking the arbitration. The parties agree that this provision and the Arbitrator’s authority to grant relief will be subject to the United States Arbitration Act, 9 U.S.C. 1 16 et seq. (“USAA”), the provisions of this Agreement, and the ABA AAA Code of Ethics for Arbitrators in Commercial Disputes. The parties agree that the arbitrator has no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event will the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The Arbitrator’s decision will follow the plain meaning of the relevant documents, and is final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post award proceedings are governed by the USAA. This provision will not be construed to prohibit either party from seeking preliminary or permanent injunctive relief in any court of competent jurisdiction to protect their respective intellectual property rights.
     7. Records and Audits. Both SkyTel and VMS shall maintain, in accordance with U.S. generally accepted accounting principles consistently applied, such books and records as shall be necessary in order to disclose readily the basis for any charges, payments and credits, ordinary or extraordinary, billed or due, to or from the other party under this Agreement. Each party, at its own expense, shall retain all such records for a period of not less than five (5) years after receipt of final payment for the applicable Products under this Agreement. Upon reasonable notice of not less than fifteen (15) business days, either party may inspect and audit, during regular business hours at the office of the party being inspected, all of such party’s property, books, and records that directly or indirectly relate to such party’s performance and obligations under this Agreement. At the auditing party’s option, the audit may be performed by such party’s internal auditors and/or independent auditors selected by the party. Each party agrees it shall provide such access to personnel, property, and records as is reasonably necessary to effectuate any such audit hereunder. Auditors may copy any documents that may be properly audited hereunder. All of the records subject to audit hereunder, and any copies made thereof, shall be deemed the Confidential Information of the party being audited. The party conducting such audit shall be responsible for the cost of conducting its audit, but shall not be responsible for any costs incurred by the party being audited in the fulfillment of its obligations hereunder. Notwithstanding the preceding, the auditing party shall reimburse the audited party for all of the cost of conducting the audit if the audit reveals that the audited party has been underpaid by the auditing party or has overpaid the auditing party by more than $25,000. VMS agrees that SkyTel shall be granted identical audit rights in any agency contracts entered into by VMS with Subagents pursuant to this Agreement, and shall cause the inclusion of this Section in all such agency contracts.
     8. Miscellaneous Provisions.
          8.1 Laws, Rules, Regulations, Applicable Law and Attorneys Fees. This Agreement is subject to all laws, rules, regulations, and ordinances relative to, among other things, the provision of wireless messaging services, including, without limitation, the Communications Act of 1934 and the Telecommunications Act of 1996, as amended, and all rules and regulations promulgated thereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws. If any action shall be brought on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this Agreement, the prevailing party shall be entitled to recover from the other, as part of the prevailing party’s costs, a reasonable attorneys’ fee.
          8.2 Independent Parties. Notwithstanding anything to the contrary herein, it is acknowledged, confirmed, and agreed that VMS shall be, and shall be deemed to be, an independent contractor for all intents and purposes, including, without limitation, federal taxation. As an independent contractor, VMS shall be responsible for, among other things, any self-employment tax and shall not be eligible for various employee benefits of SkyTel, including, but not limited to, workers’ and unemployment compensation, nor shall VMS be eligible to participate in any retirement plan maintained or to be maintained by SkyTel. VMS shall pay all expenses in connection with performing its obligations hereunder and shall not incur any indebtedness on behalf of SkyTel in connection with such expenses. Neither party shall have or hold itself out as having any right, authority or agency to act on behalf of the other party in any capacity or in any manner, except as may be specifically authorized in this Agreement.
          8.3 Complete Agreement, Severability, and Force Majeure. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, between the parties regarding such subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Neither party will be liable for any nonperformance under this Agreement due to causes beyond its reasonable control that could not have been reasonably anticipated by the non-performing party as of the Effective Date and that cannot be reasonably avoided or overcome; provided that the non-performing party gives the other party prompt written notice of such cause, and in any event within fifteen (15) calendar days of discovery thereof.
          8.4 Binding Agreement and Remedies. This Agreement shall be binding upon and inure to the benefit of the parties, their respective legal representatives, successors and assigns. The rights and remedies of the parties hereunder shall not be mutually exclusive, i.e., the exercise of one (1) or more of the provisions hereof shall not preclude the exercise of any other provision hereof. The parties acknowledge, confirm and agree that damages may be inadequate for a breach or a threatened breach of this Agreement and, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy. Nothing contained in this Agreement shall limit or affect any rights at law or by statute or otherwise for a breach or threatened breach of any provision hereof, it being the intent of this provision to clarify that the respective rights and obligations of the parties shall be enforceable in equity as well as at law or otherwise.
          8.5 Counterparts, Headings, Construction and No Waiver. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party based on draftsmanship of the Agreement or otherwise. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right. Failure by either party to enforce any right under this Agreement will not be deemed a waiver of future enforcement of that or any other right.
          8.6 Assignment and No Rights in Third Parties. Neither party may assign or delegate its rights or obligations under this Agreement, either in whole or in part, without the prior written consent of the other; provided, however, notwithstanding the foregoing, SkyTel may assign this Agreement, without the prior consent of VMS, to any Affiliate of SkyTel or to any Person acquiring all or substantially all of the assets of SkyGuard, or a controlling interest in the voting stock of Bell Industries, Inc., or any controlling Affiliate of SkyTel. Any attempted assignment in violation of this provision shall be void. This Agreement is made for the benefit of SkyTel and VMS and their respective Affiliates, if any, and not for the benefit of any third parties.
          8.7 Publicity. Neither party will make or cause to be made, whether orally or in writing or otherwise, any public announcement or statement to the news media or the investment or business communities with respect to the transactions contemplated by this Agreement or any of the provisions hereof without the prior review and written approval of the other party as to the form, content and timing of such announcement or disclosure.

EXHIBIT “E”
DEFINITION OF “VMS FEE”
     For the purpose of this Agreement, “VMS Fee” shall mean [*] percent of the SkyGuard Net Profits. For the purposes of this Agreement, “SkyGuard Net Profits” are defined as SkyGuard EBITDA calculated on a GAAP basis as determined on the SkyGuard Accounting Ledger.
     Payment Terms for the VMS Fee. The VMS Fee plus an advance of [*] percent of the unrecognized revenue from the SkyGuard Service Agreement fees, which SkyGuard will amortize over the life of the service period, less [*] percent of the capital expenditures.

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